                                                               Exhibit (a)(1)(i)

                           Offer to Purchase for Cash
                                       by
                                ZALE CORPORATION
                                       of

                   Up to 6,400,000 Shares of its Common Stock
                  at a Purchase Price not greater than $48.00
                         nor less than $42.00 per share

      THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
       AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 29, 2003,
                      UNLESS THE TENDER OFFER IS EXTENDED.

     We invite our stockholders to tender up to 6,400,000 shares of our common stock for purchase by us at a price not greater than $48.00 nor less than $42.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

     On the terms and subject to the conditions of the tender offer, we will determine a single per share price not greater than $48.00 nor less than $42.00 that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 6,400,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $48.00 nor less than $42.00 per share. All shares acquired in the tender offer will be acquired at the same purchase price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly following the expiration of the tender offer. We reserve the right, in our sole discretion, to purchase more than 6,400,000 shares in the tender offer, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules. See
Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING COMPLETION OF THE REPLACEMENT OF OUR EXISTING CREDIT FACILITY WITH A NEW SECURED REVOLVING CREDIT FACILITY. SEE SECTION 7 AND SECTION 9.

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 12.

     Our shares are listed and traded on the New York Stock Exchange under the symbol "ZLC." On June 30, 2003, the last full trading day prior to commencement of the tender offer, the last reported sale price of our shares was $40.00 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, BEAR, STEARNS & CO. INC., THE DEALER MANAGER, OR MORROW & CO., INC., THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS.

     If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or related materials, you should contact the Information Agent.
                             ---------------------

                  The Dealer Manager for the Tender Offer is:

                            BEAR, STEARNS & CO. INC.

July 1, 2003

                                   IMPORTANT

     If you want to tender all or part of your shares, you must do one of the following before the tender offer expires at 12:00 Midnight, New York City time, on Tuesday, July 29, 2003 or any later time and date to which the tender offer may be extended:

     - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

     - If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to The Bank of New York, the Depositary for the tender offer;

     - If you are an institution participating in The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

     If you are a participant in the Zale Corporation Savings & Investment Plan, which we refer to as our 401(k) Plan, and want to tender all or part of your equivalent shares held in your 401(k) Plan account, you must follow the separate instructions and procedures described in Section 3 including returning the YELLOW Trustee Direction Form to Mellon Financial Corporation, the Record Keeper, at least three business days prior to the expiration date of the tender offer (which, unless the tender offer is extended, will require you to return the YELLOW Trustee Direction Form no later than 6:00 p.m., New York City time, on July 24, 2003). Your equivalent shares are equal to the total market value of your Zale Corporation stock account divided by the closing market price per share of our common stock. If the Record Keeper has not received a participant's completed YELLOW Trustee Direction Form at least three business days prior to the expiration date of the tender offer, the trustee of the 401(k) Plan, State Street Bank, will not tender any shares held on behalf of that participant.

     STOCKHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

     If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered at Price Determined Under the Tender Offer" in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $42.00 per share.

     We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

                               TABLE OF CONTENTS

SUMMARY.............................................................    1
FORWARD-LOOKING STATEMENTS..........................................    6
INTRODUCTION........................................................    8
THE TENDER OFFER....................................................   11
  1.    NUMBER OF SHARES; PRORATION.................................   11
  2.    PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE TENDER OFFER...   13
  3.    PROCEDURES FOR TENDERING SHARES.............................   15
  4.    WITHDRAWAL RIGHTS...........................................   19
  5.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE............   20
  6.    CONDITIONAL TENDER OF SHARES................................   21
  7.    CONDITIONS OF THE OFFER.....................................   22
  8.    PRICE RANGE OF SHARES; DIVIDENDS............................   24
  9.    SOURCE AND AMOUNT OF FUNDS; RECAPITALIZATION TRANSACTIONS...   25
  10.   CERTAIN FINANCIAL INFORMATION...............................   26
  11.   CERTAIN INFORMATION CONCERNING US...........................   29
  12.   INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
        AND ARRANGEMENTS CONCERNING THE SHARES......................   30
  13.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................   33
  14.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   33
  15.   EXTENSION OF THE OFFER; TERMINATION; AMENDMENT..............   37
  16.   FEES AND EXPENSES...........................................   38
  17.   MISCELLANEOUS...............................................   38

                                    SUMMARY

     We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

     Zale Corporation is offering to purchase up to 6,400,000 shares of its common stock. See Section 1.

WHAT IS THE PURPOSE OF THE TENDER OFFER?

     We have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our free cash flow, capital position and current market price of our shares. We considered a variety of alternatives for the use of our excess cash and determined that investing in our own stock would provide a capital structure with attractive funding costs and would provide value to our stockholders in the current environment. We believe that our financial performance will continue to provide the necessary resources to improve our operations, grow our business and provide adequate financial flexibility.

     We intend to enter into a new credit arrangement with a syndicate of lenders that consists of a $500 million secured revolving credit facility. Cash on hand and the proceeds from our initial borrowing under our new secured revolving credit facility will be used to finance the tender offer. In addition, we intend to redeem our outstanding 8 1/2% Senior Notes due 2007 for approximately $91 million with cash on hand. See Section 2 and Section 9.

HOW MANY SHARES WILL YOU PURCHASE IN THE TENDER OFFER?

     We will purchase 6,400,000 shares in the tender offer (representing approximately 20% of our outstanding common stock) or such lesser number of shares as are properly tendered. If more than 6,400,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by beneficial owners of less than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met. We expressly reserve the right to purchase additional shares in the tender offer, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules. See
Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

     We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $42.00 to $48.00 per share. We will select the lowest purchase price that will allow us to buy 6,400,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that we will purchase your shares, you should check the box under the caption "Shares Tendered at Price Determined Under the Tender Offer" in the box entitled "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $42.00 per share. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

HOW WILL YOU PAY FOR THE SHARES?

     Assuming we purchase 6,400,000 shares in the tender offer at the maximum specified purchase price of $48.00 per share, $307.2 million will be required to purchase such shares. We expect that the maximum aggregate cost, including all fees and expenses applicable to the tender offer, will be approximately $308.1 million. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by borrowing up to approximately $260 million under our new secured revolving credit facility and using cash on hand. See Section 7 and Section 9.

HOW LONG DO I HAVE TO TENDER MY SHARES?

     You may tender your shares until the tender offer expires. The tender offer will expire on Tuesday, July 29, 2003, at 12:00 Midnight, New York City time, unless we extend the tender offer. See Section 1. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 1 and Section 15.

CAN THE TENDER OFFER BE EXTENDED, AMENDED OR TERMINATED, AND UNDER WHAT CIRCUMSTANCES?

     We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 15. We can terminate the tender offer under certain circumstances. See Section 7.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE TENDER OFFER OR AMEND THE TERMS OF THE TENDER OFFER?

     If we extend the tender offer we will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

ARE THERE ANY CONDITIONS TO THE TENDER OFFER?

     Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration date, including:

     - We shall have successfully replaced our existing credit facility with a new secured revolving credit facility on terms acceptable to us.

     - No legal action shall have been threatened or taken that might adversely affect the tender offer.

     - No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism, shall have occurred.

     - No 10% decrease in the price of our common stock or in the price of equity securities generally and no adverse changes in the United States stock markets or credit markets shall have occurred during the tender offer.

     - No one shall have proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

     - No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer.

     - No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding common stock (other than as publicly disclosed in a filing with the SEC prior to July 1, 2003. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common stock. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

     - No reasonable likelihood shall exist that our purchase of the common stock in the tender offer will cause us to fail to meet the listing requirement of the New York Stock Exchange. See Section 7 and Section 9.

HOW DO I TENDER MY SHARES?

     If you want to tender all or part of your shares, you must do one of the following before 12:00 Midnight, New York City time, on Tuesday, July 29, 2003 or any later time and date to which the tender offer may be extended:

     - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

     - If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to The Bank of New York, the Depositary for the tender offer;

     - If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

     If you are a participant in our 401(k) Plan and want to tender all or part of the equivalent shares held in your 401(k) Plan account, you must follow the separate instructions and procedures described in Section 3 including returning the YELLOW Trustee Direction Form to the Mellon Financial Corporation, the Record Keeper, at least three business days prior to the expiration date of the tender offer (which, unless the tender offer is extended, will require you to return the YELLOW Trustee Direction Form no later than 6:00 p.m., New York City time, on Thursday, July 24, 2003). Your equivalent shares are equal to the total market value of your Zale Corporation stock account divided by the closing market price per share of our common stock. If the Record Keeper has not received a participant's completed YELLOW Trustee Direction Form at least three business days prior to the expiration date of the tender offer, the trustee of the 401(k) Plan, State Street Bank, will not tender any shares held on behalf of that participant.

     If you wish to maximize the chance that we will purchase your shares, you should check the box in the section captioned "Shares Tendered at Price Determined Under the Tender Offer" in the box entitled "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $42.00 per share.

     You may contact the Information Agent, the Dealer Manager or your broker or other financial or tax advisors for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

     THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THIS TENDER OFFER.

ONCE I HAVE TENDERED SHARES IN THE TENDER OFFER, CAN I WITHDRAW MY TENDERED SHARES?

     Yes. You may withdraw any shares you have tendered at any time before 12:00 Midnight, New York City time, on Tuesday, July 29, 2003, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after Tuesday, August 26, 2003. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

     You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the GREEN "Letter to Participants in Our 401(k) Plan" sent to them separately. See Section 4.

IN WHAT ORDER WILL YOU PURCHASE THE TENDERED SHARES?

     We will purchase shares:

     - first, from all holders of "odd lots" of less than 100 shares (not including any equivalent shares held in our 401(k) Plan) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

     - second, after purchasing the shares from the "odd lot" holders, from all other stockholders who properly tender shares at or below the purchase price selected by us (including participants in our 401(k) Plan and stockholders who tendered subject to the condition that a specified minimum number of shares be purchased as described in Section 6, and whose condition was satisfied), on a pro rata basis; and

     - third, only if necessary to permit us to purchase 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

WHAT DOES THE BOARD OF DIRECTORS THINK OF THE TENDER OFFER?

     Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial or tax advisors. See Section 2.

WILL YOUR DIRECTORS AND EXECUTIVE OFFICERS TENDER SHARES IN THE TENDER OFFER?

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 12.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT MY SHARES?

     Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. As a result of the tender offer, the redemption of our Senior Notes and the borrowings that will be outstanding under our new secured revolving credit facility following the tender offer, our level of stockholders' equity will decline and our total liabilities including indebtedness will increase. See Section 2 and Section 10.

FOLLOWING THE TENDER OFFER, WILL YOU CONTINUE AS A PUBLIC COMPANY?

     We believe that our shares will continue to meet the listing requirements of the New York Stock Exchange, and that we will continue to be subject to the periodic reporting requirements of the Exchange Act of 1934 (the "Exchange Act"). See Section 2 and Section 7.

WHEN AND HOW WILL YOU PAY ME FOR THE SHARES I TENDER?

     We will pay the purchase price, in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, The Bank of New York, promptly after the expiration date of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

     On June 30, 2003, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on the New York Stock Exchange was $40.00. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSION IF I TENDER MY SHARES?

     If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable. See the Introduction,
Section 3 and Section 16.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

     Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution which will be taxable as a dividend to the extent of our earnings and profits. If paid to non-corporate taxpayers, this dividend may be eligible for a reduced federal rate of taxation of 15% or less. See Section 14. Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

     If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHO IS THE CONTACT FOR QUESTIONS ABOUT THE TENDER OFFER?

     The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Morrow & Co., Inc. and the Dealer Manager is Bear, Stearns & Co. Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains a number of forward-looking statements that are not historical facts and may constitute projections or forecasts, including, among others, statements dealing with the benefits that the tender offer may provide to the Company's stockholders, the date on which the Company will announce the purchase price, the final proration factor or pay for tendered shares, the Company's possession of sufficient capital to fund its operations, the repurchase of additional shares in the future, the fees and expenses it will incur in connection with the tender offer, the listing and tradability of the common stock after the tender offer is completed and the continued treatment of its common stock as margin securities. Such statements only reflect our best assessment at this time, and may include the use of terminology such as "may," "will," "would," "could," "should," "anticipate," "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions to identify forward looking statements, but some of these statements may use other phrasing. The Company cautions readers that the important factors set forth below, as well as other factors, could cause the Company's actual results to differ materially from the statements contained in this Offer to Purchase. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

     Important factors that could cause actual results to differ materially from those implicit in the Company's forward-looking statements include, without limitation, the following:

     - uncertainty and volatility in the credit markets that could delay or prevent completion of our new secured revolving credit facility;

     - the number of shares tendered in the tender offer and the number of stockholders who sell all of their shares in the tender offer;

     - the price at which the Company ultimately determines to purchase shares in the tender offer;

     - the Company's future cash needs following the tender offer;

     - that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries";

     - that levels of shopping mall traffic may decline as a result of economic or other factors;

     - that warehousing and distribution productivity and capacity may not be maintained and further improved to support the Company's distribution requirements as the Company expects;

     - that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts;

     - that the seasonal nature of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results;

     - that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand;

     - that fluctuations in gold and diamond prices may negatively affect the Company's business;

     - that the Company may not be able to integrate acquisitions into its existing operations or that new acquisition and alliance opportunities that enhance shareholder value may not be available on terms acceptable to the Company;

     - that the efforts to define the strategic role of each brand may not be successful;

     - that the Company may be unable to lease new and existing stores on suitable terms in desirable locations;

     - that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company;

     - that alternate sources of merchandise supply may not be available on favorable terms to the Company during the three month period leading up to the Christmas season;

     - that key personnel who have been hired or retained by the Company may depart;

     - that any disruption in or changes to the Company's private label credit card arrangement with Citi Commerce Solutions may adversely affect the Company's ability to provide consumer credit and write credit insurance;

     - that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations; or

     - the other risks detailed from time to time in our SEC reports.

     In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended July 31, 2002, which is incorporated by reference herein, for information on these and other risk factors. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

                                  INTRODUCTION

TO THE HOLDERS OF COMMON STOCK OF ZALE CORPORATION:

     We invite our stockholders to tender up to 6,400,000 shares of our common stock, $.01 par value per share, for purchase by us at a price not greater than $48.00 nor less than $42.00 per share, net to the seller in cash, without interest, on the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

     On the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $48.00 nor less than $42.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 6,400,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares in the tender offer at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

     We will only purchase shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

     We expressly reserve the right to purchase additional shares in the tender offer, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS INCLUDING COMPLETION OF THE REPLACEMENT OF OUR EXISTING CREDIT FACILITY WITH A NEW SECURED REVOLVING CREDIT FACILITY. SEE SECTION 7 AND SECTION 9.

     WE HAVE EVALUATED OUR OPERATIONS, STRATEGY AND EXPECTATIONS FOR THE FUTURE AND BELIEVE THAT THE TENDER OFFER IS A PRUDENT USE OF OUR FINANCIAL RESOURCES GIVEN OUR FREE CASH FLOW, CAPITAL POSITION AND THE CURRENT MARKET PRICE OF OUR SHARES. WE CONSIDERED A VARIETY OF ALTERNATIVES FOR THE USE OF OUR EXCESS CASH AND DETERMINED THAT INVESTING IN OUR OWN STOCK WOULD PROVIDE A CAPITAL STRUCTURE WITH ATTRACTIVE FUNDING COSTS AND WOULD PROVIDE VALUE TO OUR STOCKHOLDERS IN THE CURRENT ENVIRONMENT. WE BELIEVE THAT OUR FINANCIAL PERFORMANCE WILL PROVIDE THE NECESSARY RESOURCES TO IMPROVE OUR OPERATIONS, GROW OUR BUSINESS AND PROVIDE ADEQUATE FINANCIAL FLEXIBILITY.

     WE INTEND TO ENTER INTO A NEW CREDIT ARRANGEMENT WITH A SYNDICATE OF LENDERS THAT CONSISTS OF A $500 MILLION SECURED REVOLVING CREDIT FACILITY. CASH ON HAND AND THE PROCEEDS FROM OUR INITIAL BORROWING UNDER OUR NEW SECURED REVOLVING CREDIT FACILITY WILL BE USED TO FINANCE THE TENDER OFFER. IN ADDITION, WE INTEND TO REDEEM OUR OUTSTANDING 8 1/2% SENIOR NOTES DUE 2007 FOR APPROXIMATELY $91 MILLION WITH CASH ON HAND. SEE SECTION 2 AND SECTION 9.

     Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2.

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 12.

     On the terms and subject to the conditions of the tender offer, if at the expiration of the tender offer more than 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

     - first, from all holders of "odd lots" of less than 100 shares (not including any equivalent shares held in our 401(k) Plan) who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

     - second, after purchasing shares from the "odd lot" holders, from all other stockholders who properly tendered shares at or below the purchase price selected by us (including participants in our 401(k) Plan and stockholders who tendered subject to the condition that a specified minimum number of the holder's shares be purchased as described in
       Section 6, and whose condition is satisfied) on a pro rata basis; and

     - third, only if necessary to permit us to purchase 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price.

     See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures.

     We will pay the purchase price net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. HOWEVER, ANY TENDERING UNITED STATES HOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE RELATED LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 14 REGARDING CERTAIN TAX CONSEQUENCES OF THE TENDER OFFER.

     Participants in our 401(k) Plan, the Zale Corporation Savings & Investment Plan, may direct the Trustee of the plan to tender some or all of the shares held for the participant's account by following the instructions in the "Letter to Participants in Our 401(k) Plan" furnished separately and returning the YELLOW Trustee Direction Form to Mellon Financial Corporation, the Record Keeper, at least three business days prior to the expiration of the tender offer, in accordance with those instructions. The Record keeper will compile all participant instructions and then deliver them to the Trustee, in order for the Trustee to act upon the instructions and tender appropriate shares. If the Record Keeper has not received a participant's instructions by 6:00 p.m., New York City time, on Thursday, July 24, 2003, the Trustee will not tender any shares held on behalf of that participant in our 401(k) Plan. See Section 3.

     We will pay all fees and expenses incurred in connection with the tender offer by the Depositary, the Information Agent and the Dealer Manager. See
Section 16.

     As of June 27, 2003, we had 31,896,593 issued and outstanding shares of common stock. As of June 27, 2003, approximately 2,427,670 shares of our common stock were reserved for issuance under our equity incentive plans. The 6,400,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 20% of our shares outstanding on June 27, 2003. Our shares are listed and traded on the New York Stock Exchange under the symbol "ZLC." On June 30, 2003, the last full trading day prior to the announcement of our intention to commence the tender offer, the last reported sale price of our shares was $40.00 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES. SEE SECTION 8.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRORATION

     On the terms and subject to the conditions of the tender offer, we will purchase up to 6,400,000 shares of our common stock or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with
Section 4 before the expiration date at a price not greater than $48.00 nor less than $42.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 12:00 Midnight, New York City time, on Tuesday, July 29, 2003, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer.

     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering stockholder receiving a purchase price per share as low as $42.00), or (2) specify the price or prices, not greater than $48.00 nor less than $42.00 per share, at which they are willing to sell their shares to us under the tender offer. Prices may be specified in increments of $0.10. Promptly following the expiration date, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $48.00 nor less than $42.00 per share, that will allow us to purchase 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules) or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same purchase price.

     We will only purchase shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. We will return all shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense promptly following the expiration date. By following the Instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

     We reserve the right, in our sole discretion, to purchase more than 6,400,000 shares under the tender offer. In accordance with the rules of the SEC we may purchase an additional amount of shares not to exceed 2% of our outstanding shares (approximately 640,000 shares) without amending or extending the tender offer. See Section 15.

     In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for "odd lots." The proration period and withdrawal rights also expire on the expiration date.

     If we:

     - increase the price to be paid for shares above $48.00 per share or decrease the price to be paid for shares below $42.00 per share,

     - increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

     - decrease the number of shares being sought for purchase in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to stockholders in the manner specified in Section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING COMPLETION OF THE REPLACEMENT OF OUR EXISTING CREDIT FACILITY WITH A NEW SECURED REVOLVING CREDIT FACILITY. SEE SECTION 7 AND SECTION 9.

     Priority of Purchases. On the terms and subject to the conditions of the tender offer, if more than 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

     - First, we will purchase all shares properly tendered and not properly withdrawn by any odd lot holder who:

        - tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference);

        - completes the box entitled "Odd Lots" in the related Letter of Transmittal;

     - Second, after purchasing the shares from the "odd lot" holders from all other stockholders who properly tender shares at or below the purchase price selected by us (including participants in our 401(k) Plan and stockholders who tendered subject to the condition that a specified minimum number of the holder's shares be purchased as described in
       Section 6, and whose condition was satisfied), on a pro rata basis; and

     - Third, only if necessary to permit us to purchase 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

     Odd Lots. For purposes of the tender offer, the term "odd lots" means all shares properly tendered at prices at or below the purchase price selected by us held by a stockholder, an odd lot holder, who owns beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in our 401(k)
Plan) and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our 401(k) Plan. By accepting the tender offer, an odd lot holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares on the New York Stock Exchange. Any odd lot holder wishing to tender all of the odd lot holder's shares pursuant to the tender offer should complete the box entitled "Odd Lots" in the Letter of Transmittal.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder (including any participant in our 401(k) Plan) who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

     Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE TENDER OFFER

     Purpose of the Offer. We have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our free cash flow, capital position and current market price of our shares. We considered a variety of alternatives for the use of our excess cash and determined that investing in our stock would provide a capital structure with attractive funding costs and would provide value to our stockholders in the current environment. We believe that our financial performance will continue to provide the necessary resources to improve our operations, grow our business and provide adequate financial flexibility.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

     We have, from time to time, repurchased shares of common stock as a means of increasing stockholder value. Since 1998, we have repurchased approximately
8.8 million shares of our common stock in the open market for an aggregate of approximately $279 million. Depending on the results of our business operations, prevailing economic and market conditions and the market price of our shares, we may continue our repurchase program subsequent to the termination of the tender offer, regardless of the number of shares we purchase in the tender offer. Shares purchased pursuant to our repurchase program may be purchased at prices higher or lower than the tender offer price. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date. See Section 12.

     Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 12.

     We intend to enter into a new credit arrangement with a syndicate of lenders that consists of a $500 million secured revolving credit facility. Cash on hand and the proceeds from our initial borrowing under our new secured revolving credit facility will be used to finance the tender offer. We also intend to redeem our outstanding 8 1/2% Senior Notes due 2007 for approximately $91 million with cash on hand. See Section 9.

     Certain Effects of the Tender Offer. Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

     We now have, and after the consummation of the tender offer and the replacement of our existing credit facility with a new senior revolving credit facility will have, a significant amount of indebtedness, and our indebtedness generally increases during our buying season. As of April 30, 2003, on a pro forma basis assuming we completed the refinancing of our existing credit facility, redeemed our Senior Notes and repurchased 6,400,000 shares at $48.00 per share, we would have had total indebtedness of $227 million. This level of indebtedness could have important consequences for you, including the following:

     - it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

     - it may limit our flexibility in planning for, or reacting to, changes in our business;

     - it may make us more vulnerable to a downturn in our business or the economy; and

     - there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

     The new secured revolving credit facility is not expected to require us to comply with financial covenants, unless unused availability under the new secured revolving credit facility falls below a specified level. If our unused availability falls below such level, the new secured revolving credit facility is expected to require us to comply with a minimum fixed charge coverage ratio. We also expect the new secured revolving credit facility to include customary events of default.

     After the tender offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our business in the future. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Forward-Looking Statements."

     Stockholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

     Shares that we acquire pursuant to the tender offer will be held as treasury stock.

     Our purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

     Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares in the tender offer will result in our failure to meet the listing requirements of the New York Stock Exchange. However, the tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares would cause us to fail to meet those listing requirements. See Section 7.

     Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares may cause our common stock to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 7.

     Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of our shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

3.  PROCEDURES FOR TENDERING SHARES

     Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer, either the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, (b) an Agent's Message as described below, in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, on the expiration date by the Depositary at one of its addresses set forth on the back of this Offer to Purchase.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST COMPLETE THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" BY EITHER (1) CHECKING THE BOX IN THE SECTION ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" OR (2) CHECKING ONE OF THE BOXES IN THE SECTION ENTITLED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER," INDICATING THE PRICE AT WHICH SHARES ARE BEING TENDERED. Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE BOX MUST BE CHECKED IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL.

     If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled "Shares Tendered at Price Determined Under the Tender Offer" in the Letter of Transmittal under the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered." Note that this election may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $42.00 per share.

     If tendering stockholders wish to indicate a specific price (in multiples of $0.10) at which their shares are being tendered, they must check the appropriate box in the section entitled "Shares Tendered at Price Determined by Stockholder" in the section captioned "Price (in Dollars) Per Share at Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the price at or below the purchase price.

     IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL OF THEIR SHARES MUST COMPLETE THE SECTION ENTITLED "ODD LOTS" IN THE LETTER OF TRANSMITTAL TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT THE NOMINEE IN ORDER TO TENDER THEIR SHARES. STOCKHOLDERS WHO HOLD SHARES THROUGH NOMINEES ARE URGED TO CONSULT THEIR NOMINEES TO DETERMINE WHETHER TRANSACTION COSTS MAY APPLY IF STOCKHOLDERS TENDER SHARES THROUGH THE NOMINEES AND NOT DIRECTLY TO THE DEPOSITARY.

     Stockholders may tender shares subject to the condition that all, a specified minimum number of shares, or none be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the tender offer and the advisability of making a conditional tender. A conditional tender may result in none of a stockholder's shares being purchased even if the stockholder tenders at or below the price per share that the Company purchases shares in the tender offer. See
Section 6 and Section 14.

     Procedures for Participants in Our 401(k) Plan. If you are a participant in our 401(k) Plan, you may instruct the Trustee of the plan to tender some or all of the equivalent shares allocated to your account by completing a YELLOW Trustee Direction Form in accordance with the instructions in the GREEN "Letter to Participants in Our 401(k) Plan" furnished separately and returning it to Mellon Financial Corporation, the Record Keeper, in accordance with those instructions. Your equivalent shares are equal to the total market value of your Zale Corporation stock account divided by the closing market price per share of our common stock. All documents furnished to stockholders generally in connection with the tender offer will be made available to participants whose plan accounts are credited with shares. Participants in the 401(k) Plan cannot use the BLUE Letter of Transmittal to direct the tender of equivalent shares held under our 401(k) Plan, but must use the YELLOW Trustee Direction Form included in the separate instruction letter sent to them. Participants in our 401(k) Plan who also hold shares outside of the 401(k) Plan, however, must use the BLUE Letter of Transmittal to tender shares held outside of the 401(k) Plan and must complete the YELLOW Trustee Direction Form according to the instructions in the "Letter to Participants in Our 401(k) Plan" for equivalent shares held under the 401(k) Plan.

     Our 401(k) Plan is prohibited from selling equivalent shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the 401(k) Plan elects to tender equivalent shares at a price that is lower than the prevailing market price of our common stock at the expiration of the tender offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the New York Stock Exchange on the expiration date. This could result in such equivalent shares not being purchased in the tender offer.

     Delivery of a BLUE Letter of Transmittal by a participant in the 401(k) Plan does not constitute proper tender of his or her equivalent shares held under the 401(k) Plan. Proper tender of equivalent shares held in the 401(k) Plan can only be made by a YELLOW Trustee Direction Form, instructing the Trustee, which is the record owner of the shares held in the 401(k) Plan, to tender the equivalent shares allocated to your account by completing a YELLOW Trustee Direction Form in accordance with the instructions in the GREEN "Letter to Participants in our 401(k) Plan" and returning it to the Record Keeper. We have been advised that if the Record Keeper has not received a participant's instructions at least three business days prior to the expiration date, the Record Keeper will not be able to provide the information necessary to the Trustee in a timely manner in order for the Trustee to tender any equivalent shares held on behalf of a participant in the 401(k) Plan. Therefore the YELLOW Trustee Direction Form must be received by the Record Keeper at least three business days in advance of the expiration of the tender offer. The tender offer is scheduled to expire on Tuesday, July 29, 2003, thus, it is anticipated that the YELLOW Trustee Direction Forms must be received by the Record Keeper no later than 6:00 p.m., New York City time, on Thursday, July 24, 2003, unless the tender offer is extended.

     The proceeds received by the 401(k) Plan from any tender of equivalent shares from a participant's plan account will be deposited in the participant's 401(k) Plan and invested in the 401(k) Plan's Money Market Fund until the participant allocates the purchase price among the various investment funds under the 401(k) Plan in the usual manner.

     Participants in our 401(k) Plan are urged to read the separate GREEN instruction letter and related materials carefully.

     STOCKHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if:

     - the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" on the Letter of Transmittal; or

     - shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program, ("ATOP"), of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, an Agent's Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the expiration date. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry transfer confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     Participants in the Book-Entry Transfer Facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that stockholder.

     STOCKHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any of the conditions of the tender offer, which waiver will apply to all properly tendered shares. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent, the Record

Keeper nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notification.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of our common stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the common stock, or equivalent securities at least equal to the common stock, being tendered, and (2) the tender of common stock complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to a tender on behalf of another person. Our acceptance for payment of common stock tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the tender offer.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact The Bank of New York, the Depositary and transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. STOCKHOLDERS ARE REQUESTED TO CONTACT THE DEPOSITARY IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF THIS DOCUMENTATION.

     Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. ANY CERTIFICATES DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED. The YELLOW Trustee Direction Form required to tender shares held under our 401(k) Plan must be delivered to the Mellon Financial Corporation, the Record Keeper, and not to us, the Dealer Manager, the Depositary or the Information Agent. ANY TRUSTEE DIRECTION FORMS DELIVERED TO US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE RECORD KEEPER, and this could result in your equivalent shares not being tendered.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless previously accepted for payment by us under the tender offer, may also be withdrawn at any time after Tuesday, August 26, 2003.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent, the Record Keeper nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notification.

     Participants in our 401(k) Plan who wish to withdraw their equivalent shares must follow the instructions found in the GREEN "Letter to Participants in Our 401(k) Plan" sent to them separately.

     Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

     If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     On the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will:

     - determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

     - accept for payment and pay for (and thereby purchase) up to 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules) properly tendered at prices at or below the purchase price and not properly withdrawn.

     For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

     On the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

     - certificates for shares or a timely book-entry confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility;

     - a properly completed and duly executed Letter of Transmittal, an Agent's Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

     - any other required documents.

     We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder at our expense. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING, BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

     ANY TENDERING UNITED STATES HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 14.

6.  CONDITIONAL TENDER OF SHARES

     Subject to the exception for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. We urge each stockholder to consult with his or her own financial or tax advisors.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 6,400,000 shares (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 6,400,000 (or such greater number of shares as we may elect to purchase, not to exceed 2% of our outstanding shares (approximately 640,000 shares) and subject to applicable SEC rules) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 6,400,000 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.  CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration date any of the following events have occurred (or has been reasonably determined by us to have occurred):

     - we are unable to replace our existing credit facility with a new $500 million secured revolving credit facility, on terms acceptable to us;

     - there has been threatened or instituted, or is pending, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

        - challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

        - in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the tender offer to us as described in Section 2, "Purpose of the Offer; Certain Effects of the Tender Offer -- Purpose of the Offer;"

     - there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

        - make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

        - delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

        - materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business or materially impair the contemplated benefits of the tender offer to us as described in Section 2, "Purpose of the Offer; Certain Effects of the Offer -- Purpose of the Offer;"

      - there has occurred any of the following:

        - any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

        - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        - the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism;

        - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

        - any 10% decrease in the market price of our common stock or a 10% or greater decrease in the New York Stock Exchange Index, Nasdaq Composite Index, Dow Jones Industrial Average, or S&P 500 Composite Index, between the close of business on June 30, 2003, the last full business day prior to commencement of the tender offer and the close of trading on the expiration date; or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the tender offer to us as described in Section 2, "Purposes of the Offer; Certain Effects of the
          Offer -- Purpose of the Offer";

           - in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof; or

           - a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

     - we learn that:

      - any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 30,
        2003); or

      - any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 30, 2003, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

      - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

      - any change or changes have occurred or are threatened in our or any of our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has or could have a material adverse effect on the benefits of the tender offer to us as described in Section 2, "Purpose of the Offer; Certain Effects of the Offer-Purpose of the Offer;" or

      - the consummation of the tender offer and the purchase of the shares may cause the shares to cease to meet the listing requirements of the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our reasonable discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties.

8.  PRICE RANGE OF SHARES; DIVIDENDS

     Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "ZLC." The following table sets forth, for the fiscal quarters indicated, the high and low reported sale prices of our common stock on the New York Stock Exchange. We have not declared any dividends on our common stock since its initial issuance on July 30, 1993.

                                                               HIGH     LOW
                                                              ------   ------
2001
First Quarter...............................................  $41.75   $28.19
Second Quarter..............................................   37.42    23.38
Third Quarter...............................................   38.00    27.20
Fourth Quarter..............................................   35.58    31.00
2002
First Quarter...............................................  $34.10   $24.65
Second Quarter..............................................   45.75    28.10
Third Quarter...............................................   45.84    37.90
Fourth Quarter..............................................   44.63    27.05
2003
First Quarter...............................................  $32.65   $26.50
Second Quarter..............................................   37.71    28.65
Third Quarter...............................................   35.00    28.35
Fourth Quarter (through June 30, 2003)......................  $40.62    34.06

     On June 30, 2003, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on the New York Stock Exchange was $40.00. STOCKHOLDERS ARE

URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES OF COMMON STOCK.

9.  SOURCE AND AMOUNT OF FUNDS; RECAPITALIZATION TRANSACTIONS

     Source and Amount of Funds. Assuming that we purchase 6,400,000 shares in the tender offer at the maximum specified purchase price of $48.00 per share, $307.2 million will be required to purchase such shares. We expect that the maximum aggregate costs, including all fees and expenses applicable to the tender offer, will be approximately $308.1 million. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses from cash on hand and by borrowing up to approximately $260 million under a new $500 million secured revolving credit facility. The tender offer is conditioned upon the condition of the replacement of our existing credit facility with a new secured revolving credit facility. See Section 7. We do not have alternate financing arranged to complete the tender offer in the event the replacement of our existing credit facility does not take place. We also intend to redeem our outstanding 8 1/2% Senior Notes due 2007 for approximately $91 million with cash on hand. See Section 2.

     Secured Revolving Credit Facility. As part of the recapitalization transactions outlined above, we intend to enter into a new credit arrangement with a syndicate of lenders led by Fleet National Bank as administrative agent. Under this new arrangement, we expect to have a $500 million secured revolving credit facility which will be available to meet our business needs after completion of the tender offer. Borrowings under the new secured revolving credit facility will be limited to that percentage of the value of our inventory that is deemed by the lenders to be eligible for borrowing.

     We expect borrowings under the new secured revolving facility to bear interest at varying rates equal to a percentage amount over LIBOR or a base rate. To reduce our risk because of floating-rate interest obligations, we may enter into interest rate protection agreements. We expect the new secured revolving credit facility to be secured by a perfected first priority security interest in substantially all of our inventory. We also expect that the new secured revolving credit facility will be jointly and severally guaranteed by certain of our domestic subsidiaries.

     The new secured revolving credit facility is not expected to require us to comply with financial covenants unless unused availability under the new secured revolving credit facility falls below a specified level. If our unused availability falls below such level, the new secured revolving credit facility is expected to require us to comply with a minimum fixed charge coverage ratio. We also expect the new secured revolving credit facility to include customary events of default.

     It is likely that our new secured revolving credit facility will contain covenants that limit our ability to:

     - incur debt (including subordinated debt);

     - repurchase our capital stock (other than pursuant to this tender offer);

     - incur liens or other encumbrances;

     - merge, consolidate or sell substantially all our property or business;

     - sell assets, other than inventory;

     - make investments or acquisitions;

     - make capital expenditures;

     - enter into a new line of business; or

     - pay dividends.

     We have no plans or arrangements to refinance or repay the loans under the new secured revolving credit facility other than pursuant to its terms.

10.  CERTAIN FINANCIAL INFORMATION

     We incorporate by reference the financial statements and notes thereto on pages F-1 through F-41 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2002. In addition, we incorporate by reference the financial information included in Item 1 (beginning on page 3) of our Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2002, January 31, 2003 and April 30, 2003. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     Summary Historical Consolidated Financial Information. The summary historical consolidated financial information for our fiscal years 2001 and 2002 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended July 31, 2002. This information should be read in conjunction with and is qualified in its entirety by reference to such audited statements and the related notes thereto. The summary historical consolidated financial information for the nine months ended April 30, 2003 and 2002 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the nine months ended April 30, 2003. This information should be read in conjunction with and is qualified in its entirety by reference to such unaudited financial statements and the related notes thereto.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)

                                                 YEAR ENDED              NINE MONTHS ENDED
                                           -----------------------    ------------------------
                                            JULY 31,     JULY 31,     APRIL 30,     APRIL 30,
                                              2002         2001          2003          2002
                                           ----------   ----------    ----------    ----------
INCOME STATEMENT DATA:
Gross revenues...........................  $2,197,727   $2,087,199    $1,769,859    $1,756,161
Gross profit.............................  $1,108,674   $1,027,050    $  883,932    $  886,889
Income (loss) before cumulative effect of
  change in accounting principle.........  $  102,645   $   82,048    $  (43,579)   $   98,995
Net income (loss)........................  $  143,932   $   82,048    $  (43,579)   $  140,282
Income (loss) per common share before
  cumulative effect of change in
  accounting principle:
  Basic..................................  $     2.97   $     2.37    $    (1.35)   $     2.85
  Diluted................................  $     2.95   $     2.36    $    (1.35)   $     2.83
Net income (loss) per common share:
  Basic..................................  $     4.16   $     2.37    $    (1.35)   $     4.03
  Diluted................................  $     4.13   $     2.36    $    (1.35)   $     4.00
Weighted average shares outstanding
  Basic..................................      34,589       34,575        32,376        34,783
  Diluted................................      34,846       34,751        32,376        35,036
OTHER DATA:
Ratio of earnings to fixed charges(1)....        2.90x        2.72x         3.29x         3.47x

                                                          JULY 31,     JULY 31,     APRIL 30,
                                                            2002         2001          2003
                                                         ----------   ----------    ----------
BALANCE SHEET DATA:
  Cash.................................................  $   84,887   $   29,390    $  172,655
  Total current assets.................................  $  915,118   $  810,700    $1,042,803
  Noncurrent assets....................................  $  562,735   $  584,287    $  413,279
  Current liabilities..................................  $  341,767   $  285,240    $  402,659
  Long term debt.......................................  $   86,749   $  109,463    $   86,780
  Total noncurrent liabilities.........................  $  196,279   $  227,897    $  191,751
  Stockholders' equity.................................  $  939,807   $  840,563    $  861,672
  Book value per common share..........................  $    28.00   $    24.14    $    26.90

---------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income tax expense plus fixed charges for all periods presented and before a non-cash goodwill impairment charge of $136.3 million for the nine-months ended April 30, 2003. Fixed charges consist of interest expense whether expensed or capitalized and 42% of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. The ratio of earnings to fixed charges including the non-cash goodwill impairment charge for the nine-months ended April 30, 2003 would have been 1.17x.

     Summary Unaudited Pro Forma Consolidated Financial Information. The summary unaudited pro forma consolidated financial information gives effect to the purchase of shares pursuant to the tender offer as if such purchase had occurred at the dates indicated based on certain assumptions, including replacement of our existing credit facility with a new secured revolving credit facility and the redemption of our outstanding 8 1/2% Senior Notes due 2007. This information should be read in conjunction with the summary historical consolidated financial information presented above, and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2002 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2002, January 31, 2003 and April 30, 2003. This summary unaudited pro forma consolidated financial information is not necessarily indicative of either our financial position or results of operations, which actually would have been obtained, had the purchase of shares pursuant to this tender offer and the related refinancing been completed at the dates indicated, or, be obtained in the future. This summary unaudited pro forma consolidated financial information has been included herein for comparative purposes only.

     The pro forma amounts have been calculated assuming that we complete our tender offer for 6,400,000 shares of common stock at a per share price of $48.00 and enter into a new $500 million secured revolving credit facility. The offer is to be financed through cash on hand and funding provided by the new secured revolving credit facility. In addition, the amounts reflect early redemption of our outstanding 8 1/2% Senior Notes due 2007, the payment of an associated prepayment premium of $3.7 million (before taxes), and the write-off of unamortized debt origination costs of $1.3 million (before taxes).

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)

                                                   YEAR ENDED             NINE MONTHS ENDED
                                                  JULY 31, 2002            APRIL 30, 2003
                                             -----------------------   -----------------------
                                             HISTORICAL   PRO FORMA    HISTORICAL   PRO FORMA
                                             ----------   ----------   ----------   ----------
INCOME STATEMENT DATA(1):
Gross revenues.............................  $2,191,727   $2,191,727   $1,769,859   $1,769,859
Gross profit...............................  $1,108,674   $1,108,674   $  883,932   $  883,932
Income (loss) before cumulative effect of
  change in accounting principle...........  $  102,645   $   98,223   $  (43,579)  $  (44,912)
Net income (loss)..........................  $  143,932   $  139,510   $  (43,579)  $  (44,912)
Income (loss) per common share before
  cumulative effect of change in accounting
  principle
  Basic....................................  $     2.97   $     3.48   $    (1.35)  $    (1.73)
  Diluted..................................  $     2.95   $     3.45   $    (1.35)  $    (1.73)
Net income (loss) per common share
  Basic....................................  $     4.16   $     4.95   $    (1.35)  $    (1.73)
  Diluted..................................  $     4.13   $     4.90   $    (1.35)  $    (1.73)
Weighted average shares outstanding
  Basic....................................      34,589       28,189       32,376       25,976
  Diluted..................................      34,846       28,446       32,376       25,976
OTHER DATA:
Ratio of earnings to fixed charges(2)......        2.90x        2.68x        3.29x        3.21x

                                                                   APRIL 30, 2003
                                                              -------------------------
                                                              HISTORICAL     PRO FORMA
                                                              ----------     ----------
BALANCE SHEET DATA(3):
  Cash......................................................  $  172,655     $       --
  Total current assets......................................  $1,042,803     $  870,148
  Noncurrent assets.........................................  $  413,279     $  413,279
  Current liabilities.......................................  $  402,659     $  402,659
  Long-term debt............................................  $   86,780     $  226,808
  Total noncurrent liabilities..............................  $  191,751     $  331,779
  Stockholders' equity......................................  $  861,672     $  548,989
  Book value per common share...............................  $    26.90     $    21.42

---------------

(1) Pro forma Income Statement Data is presented giving effect to the transaction as of August 1, 2001.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income tax expense plus fixed charges for all periods presented and before a non-cash goodwill impairment charge of $136.3 million for the nine-months ended April 30, 2003. Fixed charges consist of interest expense whether expensed or capitalized and 42% of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. The ratio of earnings to fixed charges including the non-cash goodwill impairment charge for the nine-months ended April 30, 2003 would have been 1.17.

(3) Pro forma Balance Sheet Data is presented giving effect to the transaction as of April 30, 2003.

11.  CERTAIN INFORMATION CONCERNING US

     Company Overview. We are the largest specialty retailer of fine jewelry in North America. At April 30, 2003, we operated 2,264 specialty retail jewelry stores and kiosks located primarily in shopping malls throughout the United States, Canada and Puerto Rico. We principally operate under six brands, each targeted to reach a distinct customer. Zales Jewelers(R) is our national brand, which provides traditional, moderately priced jewelry to a broad range of customers. Zales Jewelers has extended the reach of its brand to Zales the Diamond Store Outlet(R) and Zales.com. Zales the Diamond Store Outlet(R) focuses on the brand conscious, value-oriented shopper, offering jewelry at discounts off everyday retail prices in outlet centers. Peoples Jewellers(R), our national brand in Canada, offers traditional, moderately priced jewelry to customers throughout Canada. Gordon's Jewelers(R) in the United States, and Mappins Jewelers(R) in Canada, offer contemporary jewelry merchandise designed to attract slightly higher purchases. Bailey Banks & Biddle Fine Jewelers(R) operates upscale jewelry stores that are considered among the finest jewelry stores in their markets, offering designer merchandise to more affluent customers. Piercing Pagoda(R) reaches the opening price point jewelry customer primarily through mall-based kiosks.

     Our principal executive offices are located at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 and our telephone number is (972) 580-4000.

     Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

                         ZALE CORPORATION'S SEC FILINGS

                                                                  PERIOD
                                                                  ------
Annual Report on Form 10-K......................  Year ended July 31, 2002
Proxy Statement.................................  Filed on October 2, 2002
Quarterly Reports on Form 10-Q..................  Quarterly periods ended April 30,
                                                  2003, January 31, 2003, and October
                                                  31, 2002

     All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the termination of the tender offer shall also be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003, telephone: (972) 580-4000, Attention: Corporate Secretary. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

12. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Beneficial Ownership. As of June 27, 2003, we had 31,896,593 issued and outstanding shares of common stock. As of June 27, 2003, approximately 2,689,580 shares of our common stock were subject to options granted under our equity incentive plans. The 6,400,000 shares that we are offering to purchase represent approximately 20% of the shares outstanding on June 27, 2003. As of June 27, 2003, our directors and executive officers as a group (11 persons) beneficially owned 1,120,632 shares (which number includes 1,021,250 shares issuable upon exercise of options which are currently exercisable or will be exercisable within the next 60 days), or 3.5% of the total outstanding shares of our common stock). Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. The following table sets forth, as to each director or executive officer (i) the number of shares and percentage beneficially owned as of June 27, 2003 (including shares under options exercisable within the next 60 days or held in such person's 401(k) Plan account); and (ii) assuming we purchase 6,400,000 shares of common stock and that no director or executive officer tenders any shares under the tender offer, the percentage beneficially owned after consummation of the tender offer.

                                                                           PERCENTAGE OWNERSHIP
                                                                            AFTER TENDER OFFER
                                                                           (ASSUMING THE COMPANY
                                                                                 PURCHASES
                                             SHARES OF COMMON STOCK        6,400,000 SHARES AND
                                               BENEFICIALLY OWNED             NO DIRECTOR OR
NAME AND ADDRESS                        --------------------------------     EXECUTIVE OFFICER
OF BENEFICIAL OWNER                      NUMBER         PERCENT OF CLASS         TENDERS)
-------------------                     ---------       ----------------   ---------------------
Robert J. DiNicola....................    552,500(1)          1.7%                  2.2%
  Chairman of the Board and Director
Mary L. Forte.........................    175,902(2)            *                     *
  President, Chief Executive Officer
  and Director
Glen Adams............................      8,000(3)            *                     *
  Director
A. David Brown........................      8,750(4)            *                     *
  Director
Peter P. Copses.......................     20,750(5)            *                     *
  Director
Richard C. Marcus.....................     18,900(6)            *                     *
  Director
Charles H. Pistor, Jr.................      8,500(7)            *                     *
  Director
Andrew H. Tisch.......................     66,500(8)            *                     *
  Director
Sue E. Gove...........................    208,420(9)            *                     *
  Executive Vice President,
  Chief Operating Officer
Mark R. Lenz..........................     42,388(10)           *                     *
  Group Senior Vice President, Chief
  Financial Officer
David W. Howard.......................     10,022(11)           *                     *
  Senior Vice President, Chief
  Information Officer
All executive officers and directors
  As a group (11 total)...............  1,120,632             3.5%                  4.4%

---------------

 (1) Includes 502,500 shares of Common Stock which Mr. DiNicola may acquire upon the exercise of options within 60 days after June 27, 2003.

 (2) Includes 175,000 shares of Common Stock which Ms. Forte may acquire upon exercise of options within 60 days after June 27, 2003.

 (3) Consisting of 8,000 shares of Common Stock which Mr. Adams may acquire upon exercise of options within 60 days after June 27, 2003.

 (4) Consisting of 8,750 shares of Common Stock which Mr. Brown may acquire upon exercise of options within 60 days after June 27, 2003.

 (5) Includes 3,250 shares of Common Stock held by The Copses/Mueller Family Trust and 17,500 shares of Common Stock which Mr. Copses may acquire upon exercise of options within 60 days after June 27, 2003.

 (6) Includes 17,500 shares of Common Stock which Mr. Marcus may acquire upon exercise of options within 60 days after June 27, 2003.

 (7) Includes 7,500 shares of Common Stock which Mr. Pistor may acquire upon exercise of options within 60 days after June 27, 2003.

 (8) Includes 5,000 shares of Common Stock held by Mr. Tisch's wife and brother as custodians for his two minor children, of which Mr. Tisch has shared voting and investment power, 5,000 shares held by two of his children, of which Mr. Tisch has shared voting and investment power, 20,000 shares of Common Stock held by Andrew H. Tisch 1991 Trust #2, and 25,500 shares of Common Stock which Mr. Tisch may acquire upon exercise of options within 60 days after June 27, 2003.

 (9) Includes 207,500 shares of Common Stock which Ms. Gove may acquire upon exercise of options within 60 days after June 27, 2003.

(10) Includes 41,500 shares of Common Stock which Mr. Lenz may acquire upon exercise of options within 60 days after June 27, 2003.

(11) Includes 10,000 shares of Common Stock which Mr. Howard may acquire upon exercise of options within 60 days after June 27, 2003.

     Agreements, Arrangements or Understandings. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to July 1, 2003, except for routine purchases for the accounts of executive officers under the 401(k) Plan.

     Following is a list of the number of shares and average purchase price per share of each of the shares we purchased in the 60 days prior to July 1, 2003:

                                                                           AVERAGE PRICE
                                                                             PER SHARE
                                                                             (WITHOUT
DATE                                                SHARES PURCHASED       COMMISSIONS)
----                                                ----------------   ---------------------
May 19, 2003......................................       15,000               $34.44
May 20, 2003......................................        8,000               $34.96
May 21, 2003......................................        8,000               $34.38
May 22, 2003......................................        8,000               $34.52
May 23, 2003......................................        8,000               $34.77
May 27, 2003......................................        8,000               $35.06
May 28, 2003......................................        8,000               $35.34
May 29, 2003......................................        8,000               $35.54
May 30, 2003......................................        8,000               $36.01
June 2, 2003......................................        8,000               $37.14
June 3, 2003......................................        8,000               $37.25
June 4, 2003......................................        8,000               $38.03
June 5, 2003......................................        8,000               $38.39
June 6, 2003......................................        8,000               $38.61
June 9, 2003......................................        8,000               $38.12
June 10, 2003.....................................        8,000               $38.09
June 11, 2003.....................................        8,000               $38.64
June 12, 2003.....................................        8,000               $38.75

     Omnibus Stock Incentive Plan. The Zale Corporation Omnibus Stock Incentive Plan provides for the grant to officers and employees of the Company and its subsidiaries of options to purchase shares of the common stock and other equity-based awards, which awards may be incentive stock options, non qualified stock options, stock appreciation rights, restricted stock, phantom stock or stock bonuses. Under the plan, 8,405,000 shares of our common stock were reserved for issuance for awards under the plan and, as of

June 27, 2003, approximately 2,519,830 shares were subject to outstanding options. Options granted under the Omnibus Plan generally become exercisable in equal annual increments over a four year period.

     Outside Directors' Plan. The Zale Corporation Outside Directors' 1995 Stock Option Plan provides for the granting of stock options to members of the Company's Board of Directors who are not employees of the Company or any subsidiary thereof. Under the plan, 300,000 shares of our common stock were reserved for issuance for awards under the plan and, as of June 27, 2003, approximately 169,750 were subject to outstanding options. Options granted under the Outside Directors' Plan generally become exercisable in equal annual increments over a four year period.

     Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See Section 9.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only stockholders that hold shares as capital assets. Except as provided below, it does not address the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders, persons who are subject to alternative minimum tax, or persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options or under a tax-qualified retirement plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

     In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE TENDER OFFER.

     For purposes of this summary, a "United States Holder" is a beneficial owner of shares that for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

     A "Non-United States Holder" is a beneficial owner of shares other than a United States Holder.

  UNITED STATES HOLDERS

     Sale and Exchange. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. If an exchange of shares for cash by a United States Holder pursuant to the tender offer is treated as a sale or exchange of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder's adjusted tax basis in the shares purchased by us. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeds one year. The deductibility of capital losses may be subject to limitations.

     The receipt of cash by a stockholder pursuant to the tender offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

     - is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code;

     - is a "substantially disproportionate" redemption with respect to the holder under Section 302(b)(2) of the Code; or

     - results in a "complete termination" of the holder's stock interest in Zale Corporation under Section 302(b)(3) of the Code.

     In determining whether any of these tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as shares that may be acquired through options that it owns).

     A distribution to a stockholder will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in Zale Corporation. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the tender offer, a United States Holder whose relative stock interest (actual or constructive) in Zale Corporation is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Zale Corporation (including any ownership of shares constructively owned), the holder generally should be regarded as having suffered a "meaningful reduction" in its interest in Zale Corporation.

     Satisfaction of the "substantially disproportionate" and "complete termination" exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a stockholder will be "substantially disproportionate" if the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately following the exchange of shares pursuant to the tender offer (treating shares exchanged pursuant to the tender offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately before the exchange (treating shares exchanged pursuant to the tender offer as outstanding), and immediately following the exchange the stockholder actually and constructively owns less than 50% of the total combined voting power of Zale Corporation.

     A distribution to a stockholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the stockholder are exchanged pursuant to the tender offer or (2) all of the shares actually owned by the stockholder are exchanged pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code.

     Contemporaneous dispositions or acquisitions of stock by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code are satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

     In consulting with their tax advisors, stockholders should strongly consider the advisability of conditioning the purchase of their tendered shares in the tender offer upon our purchase of all or a sufficient number of shares actually and constructively owned by such holder if necessary to produce the desired tax treatment.

     Dividend. If a United States Holder's exchange of shares for cash pursuant to the tender offer does not constitute a sale or exchange, the receipt of cash by such holder pursuant to the tender offer will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% of dividends deemed received. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in its Zale Corporation shares. Any remaining amount after the United States Holder's tax basis in both the stock exchanged in the tender offer and the stock retained by the United States Holder, if any, has been reduced to zero will be taxable as capital gain (which will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange). The United States Holder's tax basis (after the adjustment described in the previous sentence) in the stock exchanged in the tender offer generally will be transferred to any of its remaining stock in Zale Corporation, subject to, in the case of corporate stockholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in Zale Corporation (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of
Section 1059 of the Code.

UNITED STATES FEDERAL INCOME TAX INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments made to holders in the tender offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to withhold 28% of the amount of the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal.

     Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

NON-UNITED STATES HOLDERS

     If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-United States Holder, the holder generally will not be subject to United States federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

     - the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

     - in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

     - we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

     We do not believe that we have been or currently are a "U.S. real property holding corporation."

     Withholding For Non-United States Holders. The Depositary generally will treat the cash received by a Non-United States Holder participating in the tender offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States.

     In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States, a Non-United States Holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a stockholder's withholding status based on such forms or other statements, unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in this Section 14 as if it were a United States Holder (and for certain corporate holders under certain circumstances, such holders will be subject to the branch profits tax).

     A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS

     Tax regulations require a taxpayer who recognizes certain kinds of losses to report the transaction and certain other information on IRS Form 8886. The reporting requirements do not apply unless such loss is $2 million in the case of an individual, S corporation or trust, $10 million in the case of a corporation, $10 million in the case of a partnership composed only of corporations, and $2 million in the case of all other partnerships. Even if a loss is equal to or greater than the applicable threshold, the reporting requirements do not apply if the taxpayer's basis in its shares meets certain requirements. If the reporting requirements apply, the tax regulations also require any "material advisors" to maintain records (including participant lists) and furnish such records to the IRS on demand.

     You should consult your own tax advisors concerning whether the reporting requirements apply with respect to your exchange of shares.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in
Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in
Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

     If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule provides that if

     - we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

     - the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the tender offer will be extended until the expiration of the period of ten business days.

16.  FEES AND EXPENSES

     We have retained Bear, Stearns & Co. Inc. to act as the Dealer Manager in connection with the tender offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the tender offer, including liabilities under the federal securities laws. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities. The Dealer Manager and its affiliates have provided in the past, and are currently providing, investment banking and financial advisory services to us and our affiliates. The Dealer Manager and its affiliates have and will receive customary fees for such services.

     We have retained Morrow & Co., Inc. to act as Information Agent and The Bank of New York to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

     We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

17.  MISCELLANEOUS

     We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 11 with respect to information concerning our company.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, OR THE INFORMATION AGENT.

                                          ZALE CORPORATION

     The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

                    The Depositary for the Tender Offer Is:

                              THE BANK OF NEW YORK

              By Mail:                          By Hand/Overnight Delivery:
        The Bank of New York                        The Bank of New York
           P.O. Box 11248                            101 Barclay Street
       Church Street Station                     Receive and Deliver Window
      New York, NY 10286-1248                        New York, NY 10286
Attn: Tender and Exchange Department        Attn: Tender and Exchange Department

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the tender offer.

                 The Information Agent for the Tender Offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (212) 754-8000

              U.S. Security Holders Call Toll Free: (800) 607-0088
             Security Holders Outside the U.S. Please Call Collect

        Banks and Brokerage Firms Please Call Toll Free: (800) 654-2468
                         E-Mail: zlc.info@morrowco.com

                  The Dealer Manager for the Tender Offer is:

                            BEAR, STEARNS & CO. INC.
                               383 Madison Avenue
                            New York, New York 10179
                           Toll Free: (866) 897-6798